Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

True Harvest, LLC,

Greenrose Acquisition Corp.

and

True Harvest Holdings, Inc.

dated as of

March 12, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2021, is entered into between True Harvest, LLC, an Arizona limited liability company (“Seller”), Greenrose Acquisition Corp, a Delaware Corporation (“Parent”), and True Harvest Holdings, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller (i) operates an indoor cannabis cultivation facility located at 4301 W Buckeye Rd., Phoenix, AZ 85043 and (ii) supplies cannabis to licensed marijuana dispensaries in Arizona (collectively, the “Business”);

WHEREAS Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein) subject to the terms and conditions set forth herein; and

WHEREAS, Buyer, in addition to other covenants, agrees to hire the Transferred Employees (as defined below), effective as of the Closing (as defined herein), on the terms and conditions set forth herein and the offer letter issued by Buyer to each of the Transferred Employees.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), all of Seller’s right, title and interest in, to and under all of the assets, properties, and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located (other than the Excluded Assets) that are used or held for use in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, the assets set forth on Schedule 1.01 of the Disclosure Schedules (as defined below).

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”): (a) any working capital of Seller, including cash, cash equivalents and accounts receivables, (b) all benefit plans of Seller and all assets related to any such benefit plans and (c) any other assets identified on Schedule 1.02 of the Disclosure Schedules (the “Excluded Assets”).

Section 1.03 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”): (a) the obligations of Seller under the Assigned Contracts that (i) arise after the Closing, (ii) relate to periods following the Closing, and (iii) are to be paid or performed at any time after the Closing, (b) the obligations and liabilities set forth on Schedule 1.03 of the Disclosure Schedules and (c) all other liabilities arising out of Buyer’s operation of the Business after the Closing. In no event shall Buyer be responsible for or have assumed any liability of Seller relating to any breach, default or violation by Seller on or prior to the Closing. Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or otherwise, whether currently existing or hereinafter created and whether or not related to the Business or the Purchased Assets (“Excluded Liabilities”). Without limiting the foregoing, Excluded Liabilities shall include any liabilities or obligations (A) relating to a breach or default by Seller under any Assigned Contract (as defined herein) prior to the Closing; (B) all Taxes (as defined below), fees, levies, duties, tariffs and other governmental impositions or charges with respect to Tax periods (or portions thereof) ending on or prior to the Closing; (C) under any environmental, health or safety laws or regulations arising on or prior to the Closing; (D) with respect to periods on or before the Closing, under or with respect to, any employee pension benefit plan, employee welfare benefit plan, or any other plan, program, policy, practice or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance award, equity or equity-based awards, fringe benefits, vacation pay, sickness, disability or death benefit plan, medical or life insurance plan or other employee benefits or remuneration of any kind; (E) with respect to any current or former employee, director, member, manager, stockholder, partner, agent or independent contractor of Seller, other than with respect to Transferred Employees, for periods ending on or prior to the Closing; (F) arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of Seller, other than Transferred Employees, for periods ending on or prior to the Closing; (G) to Seller’s equity owners or their affiliates; (H) except as set forth on Schedule 1.03 of the Disclosure Schedules, with respect to any loans or guaranties of Seller; (I) arising out of, or relating to, any litigation, investigation or other proceeding pending on the Closing Date (as defined herein) or commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Seller or any event circumstance, condition, breach or default occurring on or prior to the Closing; (J) arising out of, or resulting from, Seller’s compliance or noncompliance with any legal or regulatory requirement or governmental order; (K) relating to, or resulting from, Seller’s Intellectual Property (as defined herein) to the extent arising on or prior to the Closing; (L) based upon Seller’s acts or omissions occurring after the Closing; (M) arising from the failure to send any notice, make any filing, obtain any consent or approval required to be sent, made, filed or obtained by Seller; or (N) that do not relate to the Business.

Section 1.04 The Purchase Price and Earnout. The purchase price to be paid by the Buyer to Seller for the Purchased Assets shall be Fifty Million and 00/100 Dollars ($50,000,000) (the “Initial Payment Amount” and together with the Earnout Payment, the “Purchase Price”) payable in the following manner:

(a)	Twenty-One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($21,750,000) in cash (the “Initial Cash Amount”), by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Schedule 1.04(a) of the Disclosure Schedules;

(b)	Twenty-Five Million and 00/100 Dollars ($25,000,000) evidenced by a senior secured promissory note issued by Buyer to Seller secured by the Purchased Assets in the form attached hereto as Exhibit A (“Secured Note”); and

(c)	Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000) which represents the amount of the assumed debt set forth on Schedule 1.03, which shall be assumed by delivering to Seller an Assignment and Assumption Agreement pursuant to Section 2.02(a)(ii).

Section 1.05 Earnout Payment.

(a)	Subject to the terms of this Section 1.05, Buyer will pay contingent consideration to Seller (the “Earnout Payment”) of up to a maximum of Thirty-Five Million and 00/100 Dollars ($35,000,000) (the “Maximum Earnout Amount”) based on the Business attaining, within thirty-six (36) months after the Closing Date (the “36 Month Price Point”), a certain price point per pound of cannabis flower (“flower”) as compared to total flower production, irrespective of the final form in which such flower is sold. The Earnout Payment, if any, shall be evidenced by a promissory note substantially in the form of Exhibit H attached hereto (the “Earnout Note”). The Earnout Note shall bear interest as an annual rate of 8% per annum, shall be fully amortized, and have a maturity date of twenty-four (24) months after issuance.

(b)	The 36 Month Price Point will be equal to the average of the Weighted Average Annual Price Points for the three (3) years following the Closing Date. The “Weighted Average Annual Price Point” equals revenue of the Business for the three (3) year period following the Closing Date divided by total weight of flower product produced and sold by Buyer (as listed in Biotrack or equivalent tracking system) during the three (3) year period following the Closing Date, provided, that in the event any flower product is lost or otherwise destroyed, then such lost or destroyed products shall not be included in the calculation of Weighted Average Annual Price Point.

(c)	The percentage of the Maximum Earnout Amount payable by Buyer to Seller as the Earnout Payment will be determined in accordance with the following table:

36 Month Price Point
Percentage of Earnout	Flower Production of <17,500 pounds/yr.	Flower Production of >17,500 pounds/yr.
0%	<$2,199	<$2,199
20%	$2,200-$2,399	$2,200-$2,199
50%	$2,400-$2,699	$2,200-$2,499
80%	$2,700-$2,999	$2,500-$2,799
100%	$3,000+	$2,800+

(d)	On or before the fifteenth (15th) day of the first calendar month after each quarter end, Buyer shall report to Seller (i) the average price points for the preceding quarter calculated by taking the total revenue for the preceding quarter divided by total weight of flower product produced in the preceding quarter as listed in Biotrack or equivalent tracking system and (ii) the average price point since the Closing Date calculated by taking the total revenue since the Closing Date divided by the total weight of the flower product produced since the Closing Date.

(e)	On or before the fifteenth (15th) day following the three (3) year anniversary of the Closing Date, Buyer shall deliver to Seller a statement of the 36 Month Price Point and associated Earnout Payment (“Earnout Payment Calculation”), which statement shall be accompanied by supporting documentation including information related to revenue recognition and production values for the period elapsed since the Closing Date.

(f)	Seller shall have thirty (30) days after Buyer’s delivery of the Earnout Payment Calculation to review the Earnout Payment Calculation (the “Earnout Review Period”). During the Earnout Review Period, Seller and its Representatives shall have the right to inspect Buyer’s books and records during normal business hours at the Buyer’s offices, subject to the confidentiality obligations of Section 5.06 hereof, upon reasonable prior notice and solely for purposes reasonably related to verifying the accuracy of the Earnout Payment Calculation. Prior to the expiration of the Earnout Review Period, Seller may in good faith dispute the Earnout Payment Calculation (“Earnout Dispute”), by delivering a written notice of dispute to Buyer setting forth in detail the nature of the dispute (an “Earnout Dispute Notice”). Seller and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Earnout Dispute Notice. If the parties cannot resolve such dispute within such thirty (30) day period, then such dispute shall be handled pursuant to the provisions of Section 9.11. In the event that Seller fails to deliver the Earnout Dispute Notice within the Earnout Review Period, then the Earnout Payment Calculation shall be deemed final and conclusive. Buyer shall pay to Seller on or before ten (10) days following the resolution of the Earnout Dispute the Earnout Payment determined in accordance with such dispute resolution (if any).

(g)	In the event that Seller does not deliver the Earnout Dispute Notice, Buyer shall pay to Seller on or before ten (10) days following the earlier of (i) the expiration of the Earnout Review Period or (ii) the date upon which Seller provides Buyer with written notices of its acceptance of the Earnout Payment Calculation, the Earnout Payment reflected on the Earnout Payment Calculation (if any) by wire transfer of immediately available funds accordance with the wire instructions and other directions set forth on Schedule 1.04(a) of the Disclosure Schedules or as otherwise instructed in writing by Seller to Buyer.

(h)	Following the Closing until the date that is three (3) years following the Closing Date, Buyer shall (i) operate the Business in a manner that is consistent with the manner in which Seller operated the Business in the two (2) years prior to the Closing Date; (ii) continue to maintain separate books and records for the Business; (iii) not directly or indirectly, take any actions in bad faith to intentionally avoid or reduce any Earnout Payment (including, without limitation, disposing of all or any portion of the assets of the Company outside the ordinary course of business, diverting revenues away from the Business to any of its Affiliates, or artificially reducing production of products or reducing the product price); (iv) not materially change its accounting practices and policies, including with respect to deferral of revenue and acceptance of customer deposits; (v) not materially change the metrics or requirements for flower product weight from those used in the Biotrack system as of the Closing Date; (vi) not offer customer discounts in any given year in exchange for larger payments in post-earnout years; and (vii) not sell product in exchange for payment other than for cash consideration.

(i)	In the event that after the Closing Date (i) there occurs a sale or other disposition of all or substantially all of the assets of Buyer or the Business, or a merger, consolidation, recapitalization or other transaction in which any person or entity who is not an owner of an interest in Buyer on the Closing Date becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in Buyer or (ii) Buyer materially breaches any of the covenants set forth in Section 1.05(h) (each, a “Triggering Event”), an amount equal to the Maximum Earnout Amount shall be immediately due and payable on and as of the date of the Triggering Event.

(j)	Buyer’s and Parent’s obligation to pay the Earnout Payment shall be secured by the assets of the Business pursuant to a Security Agreement in the form attached hereto as Exhibit B (the “Security Agreement”).

(k)	Buyer and Seller understand and agree that (i) the contingent rights to receive any Earnout Payment hereunder are not transferable, except by operation of law and do not constitute an equity or ownership interest in Buyer or the Business, (ii) Seller shall not have any rights as a securityholder of Buyer or the Business as a result of Seller’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payments.

(l)	Any payments made pursuant to Section 1.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.06 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price and other items treated as consideration for the Purchased Assets for Tax purposes, among the Purchased Assets for all purposes (including Tax and financial accounting) in a manner consistent with the methodology set forth on Schedule 1.06 (the “Purchase Price Allocation”). Each party agrees that it will (i) be bound by the Purchase Price Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Purchase Price Allocation (including without limitation, if applicable, the filing of Internal Revenue Service Form 8594), and (iii) not take a position for Tax purposes that is inconsistent with the Purchase Price Allocation on any Tax return or in any proceeding before any Tax authority except with the prior written consent of the other party. In the event that the Purchase Price Allocation is disputed by any Tax authority, the party receiving notice of such dispute will promptly notify the other party, provided that the failure of the party receiving such notice of dispute to promptly notify the other party shall not constitute a breach of this provision unless such other party is actually prejudiced by such failure.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable Tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.08 Parent Guaranty. To induce Seller to enter into this Agreement, Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller, the performance of Buyer’s obligations pursuant to Section 1.04 and Section 1.05 (the “Guaranteed Obligations”). The guarantee pursuant to this Section 1.08 is absolute, irrevocable and unconditional and shall not be impaired, discharged or terminated by any act or omission by Buyer or Parent that may affect the enforceability of this guarantee. If Parent makes a payment or performs an action in full satisfaction of any Guaranteed Obligation, such satisfaction shall be deemed to be a satisfaction of such obligation in full by Buyer for purposes of this Agreement. At the Closing, Parent shall have all necessary power and authority to execute and deliver this Agreement and to perform the Guaranteed Obligations hereunder.

ARTICLE II
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures no later than three (3) business days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the day on which the Closing takes place being the “Closing Date”).

Section 2.02 Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

(i)	a bill of sale in the form of Exhibit C hereto (the “Bill of Sale”) duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)	an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assumed Liabilities;

(iii)	an assignment in the form of Exhibit E hereto (the “Intellectual Property Assignments”) duly executed by Seller, transferring all of Seller’s right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased Assets /Purchased IP (as defined herein) to Buyer;

(iv)	a Non-Competition Agreement in the form of Exhibit F hereto (the “Noncompetition Agreement”) executed and delivered by each of the individuals listed on Schedule 2.02 of the Disclosure Schedules;

(v)	copies of all consents, approvals, waivers, notices and authorizations referred to on Schedule 3.02 of the Disclosure Schedules;

(vi)	confirmation of payment, and if applicable termination of any liens, for amounts owed on the Purchased Assets;

(vii)	a copy, certified by the Secretary of Seller to be true, complete and correct as of the Closing Date, of the articles of organization and operating agreement of Seller (the “Organizational Documents”) and copies of resolutions of the members and manager of Seller authorizing and approving this Agreement, the documents and instruments related hereto and the transactions contemplated hereby and thereby;

(viii)	a lease assignment and assumption agreement, in the form attached hereto as Exhibit G (the “Lease Assignment and Assumption Agreement”) duly executed by Seller and Michael Macchiaroli, assigning Seller’s rights under that certain Lease, dated as of July 25, 2017, by and between MSCP, L.L.C. (the “Landlord”) and Seller (the “Lease”), which shall, among other things, include express language releasing Michael Macchiaroli from his obligations as Guarantor under the Lease;

(ix)	a copy of the Security Agreement, duly executed by Seller;

(x)	a certificate duly executed by Seller in a form reasonably acceptable to Buyer certifying that Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2; and

(xi)	such other customary instruments of transfer, assumption, filings or documents as Buyer has requested in writing to give effect to this Agreement.

(b)	At the Closing, Buyer shall deliver to Seller the following:

(i)	the Initial Cash Amount by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Schedule 1.04(b);

(ii)	the Secured Note duly executed by Buyer;

(iii)	a copy of the Security Agreement, duly executed by Buyer and Parent;

(iv)	the Assignment and Assumption Agreement duly executed by Buyer;

(v)	the Non-Competition Agreement duly executed by Buyer;

(vi)	the Lease Assignment and Assumption Agreement, duly executed by Landlord; and

(vii)	copies of all consents and authorizations referred to in Schedule 4.02 of the Disclosure Schedules.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in a disclosure schedule of even date herewith which is executed and delivered by Seller (the “Disclosure Schedules”), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of Dieter Gable, Chris Watson and Michael Macchiaroli, after due inquiry (“knowledge” for the avoidance of doubt shall include such inquiry that a prudent businessperson would have made in order to gain full understanding and determination of the accuracy of such fact or matter).

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Arizona. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except (i) to the extent that enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Enforceability Exceptions”).

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Organizational Documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets, except in the cases of clauses (b) or (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect. Except as set forth in Schedule 3.02 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Except as set forth in Schedule 3.03 of the Disclosure Schedules, Seller owns and has good and valid title to the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

Section 3.04 Condition of Assets. The tangible personal property included in the Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.06 Intellectual Property.

(a)	“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), and all divisions, continuations, continuations-in-part, reissues, extensions, reexamination and renewals thereof, (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, domain name registrations and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) industrial designs, trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (e) computer programs, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (f) all other intellectual or industrial property and proprietary rights; together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to the foregoing, and (ii) any and all claims and causes of action with respect to the foregoing, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

(b)	Schedule 3.06(b) of the Disclosure Schedules lists all (i) registrations or applications for registration, (ii) material common law trademarks and (iii) material software created by or for Seller, within the Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Schedule 3.06(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Schedule 3.06(b) of the Disclosure Schedules lists (i) the jurisdiction where the application or registration is located; (ii) the application or registration number; (iii) the application or registration date; and (iv) the application expiration dates.

(c)	To Seller’s knowledge, Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.07 Assigned Contracts. Schedule 3.07 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect and may be assigned to Buyer as contemplated hereby. None of Seller or, to Seller’s knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.

Section 3.08 Permits. Schedule 3.08 of the Disclosure Schedules lists all material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Seller Permits”). The Seller Permits are valid and in full force and effect. All fees and charges with respect to such Seller Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Seller Permit.

Section 3.09 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10 Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Business or the Purchased Assets except where the failure to be in compliance would not have a material adverse effect, provided, that to the extent that federal laws impose restrictions, standards, requirements, penalties or conditions with respect to the trafficking or sale of cannabis related products inconsistent with applicable state or local laws, the term “applicable law” shall refer only to such state or local laws, and shall expressly exclude such conflicting federal laws.

Section 3.11 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12 Taxes. Except as set forth on Schedule 3.12 of the Disclosure Schedules, all Taxes due and owing by Seller have been, or will be, timely paid. Except as set forth on Schedule 3.12 of the Disclosure Schedules, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax returns required to be filed by Seller for any Tax periods prior to Closing have been, or will be, timely filed. Such Tax returns are, or will be, true, complete and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other Taxes, fees, assessment, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.14 Employees. Schedule 3.14 of the Disclosure Schedules contains a true, correct and complete list of all employees of Seller for which Buyer has agreed to make offers of employment. None of the employees are subject to any collective bargaining, union or labor contract and all of the employees are at-will employees. Seller has complied, in all material respects, with all applicable laws with respect to its employees, including under Seller’s employee benefit plans, and there are no pending or, to the knowledge of Seller, threatened claims against Seller or its employees (in their respective capacities as such) or affiliates by any of the employees listed on Schedule 3.14. of the Disclosure Schedules

Section 3.15 Description of Leased Real Property. Schedule 3.15 of the Disclosure Schedules contains a correct legal description, street address and Tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiry date) of all real property leases.

Section 3.16 Compliance with OFAC. None of Seller, or any director, manager, officer, agent, employee or affiliate of Seller is a Person (as defined in the Securities Act) that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Seller has not engaged in and is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

Section 3.17 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other person or entity has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its agents and representatives (including any information, documents or material made available to Buyer in the Data Room hosted on DropBox, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to Seller that the statements contained in this Article IV, are true and correct as of the date hereof as follows:

Section 4.01 Organization and Authority of Buyer; Enforceability. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a wholly-owned subsidiary of Parent. Each of Parent and Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent or Buyer as applicable. This Agreement and the documents to be delivered hereunder to which Parent or Buyer is a party have been duly executed and delivered by such party, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer or Parent; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. Except as set forth in Schedule 4.02 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Solvency. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, each of Parent and Buyer expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

Section 4.04 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05 Brokers. Except as set forth on Schedule 4.05 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06 SEC Reports. Parent, since the initial public offering, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendments, restatements or supplements thereto (all such filing, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the SEC Reports. As of the date hereof, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other governmental authority is conducting any investigation or review of any SEC Report.

Section 4.07 Trust Account. Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of February 11, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Parent has at least One Hundred Seventy-Two Million Five Hundred Thousand and 00/100 Dollars ($172,500,000) in the account established by Parent for the benefit of certain stockholders of Parent (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any person (other than holders of Parent common stock, par value $0.0001 per share (the “Parent Common Stock” who have elected to redeem their Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account. Except in connection with a Business Combination (as defined below) consummated in accordance with all rules and regulations applicable to Parent, none of the funds held in the Trust Account may be released, except to pay income and franchise taxes from any interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Action pending or threatened with respect to the Trust Account.

Section 4.08 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other person or entity has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.09 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Parent, Buyer, or any other person or entity has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its agents as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
COVENANTS

Section 5.01 Employees and Employment.

(a)	Effective as of the Closing, Seller shall terminate the employment of each of the employees listed on Schedule 3.14 of the Disclosure Schedules and pay all amounts due to such employees as of the Closing including salaries, benefits and severance, if any, owed to such employees at the time of termination. Buyer has or will offer employment to all of the employees of Seller set forth on Schedule 3.14 of the Disclosure Schedules for employment to be effective on the Closing (the employees of Seller who accept such employment and commence employment on the Closing, the “Transferred Employees”). The employees of Seller who are not offered employment with or who do not accept employment with Buyer shall be referred to herein as “Non-Transferred Employees.” Seller hereby consents to the hiring of such employees by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights Seller may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement. Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee arising after the Closing to the extent not attributable to their employment prior to the Closing.

(b)	After the Closing, Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any of the Transferred Employees relating to or arising out of their employment with Buyer or any of its affiliates.

(c)	For the avoidance of doubt and notwithstanding anything in this Agreement, the United States Internal Revenue Code of 1986, as amended (the “Code”), Employee Retirement Income Security Act of 1974, as amended, or the treasury regulations promulgated under the Code, including any temporary regulations. (“Treasury Regulations”) to the contrary, if Seller and any entity that is considered a single employer with Seller under Section 414 of the Code cease to sponsor all employee benefit plans that are group health plans in connection with the transactions contemplated by this Agreement, Seller and Buyer hereby agree that the any “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4890B-9, Q&A-4, shall be eligible to receive group health plan continuation or conversion coverage required under Section 4980B of the Code (the “Required COBRA Coverage”) under a group health plan of Buyer and that Seller shall have no liability whatsoever for providing the Required COBRA Coverage. To facilitate the provision of the Required COBRA Coverage to the “M&A qualified beneficiaries” and to provide insured group medical coverage to the Transferred Employees, Buyer shall establish an insured group medical plan that provides health and welfare benefits that are substantially similar, in the aggregate, to the benefits provided by Seller immediately prior to Closing. To prevent any gaps in health care coverage, the insured group health plan of Buyer shall be effective no later than the Closing Date and both the Non-Transferred Employees who are “M&A qualified beneficiaries” and Transferred Employees shall be eligible to participate in such plan immediately following the Closing.

(d)	Notwithstanding anything in this Agreement to the contrary, no Transferred Employee, and no other employee or contractor of Seller, shall be deemed to be a third-party beneficiary of this Agreement.

Section 5.02 Public Announcements.

(a)	The parties agree that no public release, filing or announcement concerning this Agreement or the Transaction Documents (as defined below) or the transactions contemplated hereby or thereby shall be issued by any party or any of their respective affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent, Buyer and Seller, except as such release or announcement may be required by applicable laws or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow Parent, Buyer and Seller reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)	Parent and Seller shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) business days after the execution of this Agreement), Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable laws, which Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) business day after the execution of this Agreement). Parent and Seller shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) business days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable laws which Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Selling Securityholders’ Representative commenting upon and approving such Closing Filing in any event no later than the third (3rd) business day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any governmental authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders as may be necessary in connection with the preparation of such report, statement, filing notice or application, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby.

Section 5.03 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction (“Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.04 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne by Seller when due. Seller shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.05 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller, can show that such information: (a) is generally available to and known by the public through no fault of Seller, its affiliates or their respective Representatives, (b) is lawfully acquired by Seller, its affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation or (c) as reasonably necessary to protect and preserve Seller’s rights under this Agreement or the Secured Note. If Seller, its affiliates, or any of their respective Representatives are compelled to disclose any information by governmental order or law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each party acknowledges that the Multi-Party Nondisclosure Agreement, dated as of November 23, 2020 by and among Seller, Buyer and the other parties thereto shall remain in full force and effect until the Closing.

Section 5.07 Interim Operations of the Business. Prior to the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall operate the Business in good faith in the ordinary course of business, using reasonable efforts to maintain and preserve intact the current Business and operations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, vendors, and others having relationships with the Business.

Section 5.08 Government Approvals. Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

Section 5.09 Customer and Other Business Relationships. After the Closing, for a period of three (3) months, Seller will cooperate with Buyer in Buyer’s efforts to continue and maintain those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others; such cooperation not to exceed twenty (20) hours per week of services provided by employees or affiliates of Seller. Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to the Business or the relationships. Seller will refer to Buyer all inquiries relating to the Business.

Section 5.10 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Seller delivered to Buyer. Buyer also shall provide Seller and their representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or Tax returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Section 5.11 Proxy Statement; Parent Stockholders’ Meeting.

(a)	As promptly as reasonably practicable after the date of this Agreement, Parent shall, in consultation with Seller, prepare and file with the SEC a preliminary proxy statement (the “Proxy Statement”) relating to the transactions contemplated by this Agreement to be used for soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the Parent’s stockholders to be called and held for such purpose (the “Parent Stockholders’ Meeting”) and to provide Parent’s stockholders an opportunity in accordance with Parent’s organizational documents to have their securities redeemed (the “Redemption”). Parent or Buyer, as applicable, shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental authority for amendments or supplements to the Proxy Statement or any other SEC Reports required by the transactions contemplated hereby or for additional information. As promptly as practicable after receipt thereof, Parent or Buyer, as applicable, shall provide Seller and its counsel with copies of all written correspondence between Parent, Buyer or any of their representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any other SEC Reports required by the transactions contemplated by this Agreement. Parent and Buyer shall permit Seller and its counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with Seller and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of Seller and its advisors, and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent or Buyer, as applicable, shall be permitted to make such filing or response in the absence of such consent if the basis of Seller’s failure to consent is Seller’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Buyer, is required by the SEC and United States securities laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent, Buyer or Seller, as the case may be, shall promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b)	The Proxy Statement will be sent to Parent’s stockholders as soon as practicable following the date on which the SEC has confirmed that it has no further comments on the Proxy Statement (but in any event, within five (5) Business Days following such date) for the purpose of soliciting proxies from its stockholders to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the transactions contemplated hereby; (ii) approval of amendments to Parent’s organizational documents; (iii) approval of any other transactions expected to close in connection with the Closing hereof; (iv) approval of such other actions as Parent and Buyer deem necessary; and (v) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”). Parent shall keep Seller reasonably informed regarding all matters relating to the Voting Matters and the Parent Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Parent in respect of such matters and similar updates regarding the Redemption.

(c)	Seller shall provide Parent and Buyer, as promptly as reasonably practicable, with such information concerning Seller as may be necessary for the Proxy Statement and the other required SEC Reports to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and other applicable law in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Parent Stockholders’ Meeting and the preparation and filing of any other required SEC Reports.

(d)	Subject to the fiduciary duties of its board of directors (i) Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise take all lawful action to solicit and obtain the Parent Stockholder Approval and (ii) neither Parent’s board of directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to Seller, the recommendation of Parent’s board of directors that the stockholders of Parent vote in favor of the Voting Matters.

Section 5.12 Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder and hereby. Without limiting the foregoing, prior to the filing of the Proxy Statement Seller shall deliver to Parent all financial statements required to be included in the Proxy Statement under the applicable rules and regulations of the SEC, unaudited financial statements for any subsequent periods and such other financial information required to be included in the Proxy Statement or subsequent filings with the Securities and Exchange Commission.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	This Agreement will have been duly adopted through the receipt of the Parent Stockholder Approval.

(b)	No injunction or restraining order shall have been issued by any governmental authority, and be in effect, that restrains or prohibits any transaction contemplated hereby.

(c)	No governmental authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the transactions contemplated herein.

(d)	All consents, approvals and other authorizations of any governmental authority set forth in Schedule 3.02 of the Disclosure Schedules or Schedule 4.02 of the Disclosure Schedules and required to consummate the transactions contemplated herein shall have been obtained, free of any condition that would reasonably be expected to have a material adverse effect on any party.

Section 6.02 The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect.

(b)	Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other deliverables pursuant to Section 2.02(a) (and together with the deliverables in Section 2.02(b)(ii)-(v), the “Transaction Documents”) to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(a).

(d)	Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(e)	Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)	Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(g)	If after giving effect to the completion of the Redemption and any financings undertaken by Parent in connection with the Closing, Parent shall have net tangible assets of less than Seventy Million Dollars ($70,000,000).

(h)	Since the date of this Agreement, Seller shall not have suffered a Material Adverse Effect.

For purposes hereof, a Material Adverse Effect means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, individually or in the aggregate, materially adverse to the business, condition (financial or other), operations, results of operations, Purchased Assets, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect (except to the extent, in the case of clauses (i) and (ii) below, they have a disproportionate effect on Seller, taken as a whole, as compared to the other companies in the industry in which Seller operates): (i) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (ii) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Seller conducts business, (iii) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism that do not disproportionately affect Seller, (v) any pandemic, epidemic or any publicly declared health emergency; (vi) any action taken by Seller at the request of Parent or (vii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying changes, events, circumstances, conditions or effects that contributed to such failure may be being taken into account in determining whether such failure has resulted in a Material Adverse Effect).

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)	Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(b).

(d)	Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(e)	Seller shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent or Buyer as applicable authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of eighteen (18) months provided, however, that claims based on the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02 and Section 4.05 (collectively, the “Fundamental Representations”) shall survive the Closing and shall continue for a period of six (6) years plus thirty (30) days.

Section 7.02 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Parent, and its affiliates (including Buyer) and their respective equity holders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and documented disbursements (“Losses”) arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)	any Excluded Asset or Excluded Liability.

Section 7.03 Indemnification By Buyer. Buyer and Parent shall jointly and severally defend, indemnify and hold harmless Seller, its affiliates and their respective equity holders, directors, officers and employees from and against all Losses, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement or any document to be delivered hereunder;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement or any document to be delivered hereunder; or

(c)	any Assumed Liability.

Section 7.04 Indemnification Procedures.

(a)	The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(b)	Whenever an Action made or brought by any person who is not party to this Agreement (a “Third-Party Claim”) shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such Third-Party Claim to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any Third-Party Claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to this Section 7.04, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Seller, Buyer and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)	Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.04(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)	Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05 No Claim Against Trust Account. Reference is made to the final prospectus of Parent, dated as of February 10, 2020, and filed with the SEC (File No. 333-235724) on February 10, 2020 (the “Prospectus”). Except as otherwise described in the Prospectus, monies from the Trust Account may be disbursed only: (a) to the public stockholders in the event they elect to redeem their Parent shares in connection with the consummation of Parent’s initial business combination (the “Business Combination”), (b) to the public stockholders if Parent fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO (which time period may be extended as described in the Prospectus), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay income or other tax obligations, or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and Seller or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the (“Released Claims”). Unless specifically permitted by applicable law, Seller on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Seller or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its affiliates). Seller agrees and acknowledges that such irrevocable wavier is material to this Agreement and specifically relied upon by Parent and its affiliates to induce Parent to enter into this Agreement, and Seller further intends and understands such waiver to be valid, binding and enforceable against Seller and each of its affiliates under applicable law. To the extent Seller or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, Seller hereby acknowledges and agrees that the sole remedy of Seller and its affiliates shall be against funds held outside of the Trust Account and that such claim shall not permit Seller or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Seller or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or Parent’s public stockholders, whether in the form of money damages or injunctive relief, Parent and its Representatives, as applicable, shall be entitled to recover from Seller and its affiliates the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding.

Section 7.06 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)	The amount of any and all indemnifiable Losses shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Indemnified Party which are contained outside of this Agreement) with respect to such Losses (net of any costs of recovery, insurance deductibles, chargebacks and to the extent reasonably quantifiable, increases in insurance premiums resulting from such insurance claim).

(b)	Neither party shall be liable for any Losses pursuant to Section 7.02 unless and until the aggregate amount of such Losses pursuant to Section 7.02 exceeds One Hundred Thousand and 00/100 Dollars ($100,000) (the “Deductible”); provided that if the aggregate amount of such Losses (limited as provided in Section 7.06) pursuant to Section 7.02 equals or exceeds the Deductible, the Indemnified Party shall be entitled to recover those Losses beginning from the first dollar of such Losses, subject to the limitations in Section 7.05(c); provided, however, that the Deductible shall not apply to, and such party shall be responsible for one hundred percent (100%) of, Losses attributable to any outstanding Taxes or litigation disclosed on the Disclosure Schedules.

(c)	The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02, shall not exceed Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000).

(d)	Notwithstanding the foregoing, the limitations set forth in Section 7.06(b) and 7.06(c) shall not apply to Losses based upon, arising out of, with respect or, or by reason of any inaccuracy in or breach of any Fundamental Representation made by Seller.

Section 7.07 Payment of Indemnification. Parent and Buyer agree that for any indemnification payment owed by Seller to Buyer, such amounts shall (i) first be settled by offset against amounts otherwise payable to Seller pursuant to the Secured Note as provided in Section 7.08, and (ii) second, if there are insufficient amounts to make indemnification payments from the Secured Note, then within five (5) days of receipt of notice from Parent setting forth the shortfall between the amounts payable pursuant to the Secured Note and the indemnification payment (the “Shortfall”), Seller shall cause to be wired to Parent or Buyer, as instructed by Parent, an amount equal to the Shortfall. In the event Seller shall fail to pay the Shortfall as set forth in this Section 7.07, the amount of any Shortfall shall bear interest from and including the applicable due date at a rate of eight percent (8%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. Any indemnification payment owed by Buyer to Seller shall be paid by Buyer or Parent within five (5) days of receipt of notice from Seller containing a final, non-appealable judgment setting forth the indemnification amount by wire transfer using the wire instructions and other directions set forth on Schedule 1.04(a) of the Disclosure Schedules, or such other wire instructions as Seller may be provide to Buyer.

Section 7.08 Offset Against Promissory Note. In the event that Seller becomes obligated to Parent pursuant to an indemnification claim made by Parent against Seller under this Article VII or under any other sections of this Agreement, Parent shall have the right to make offset against amounts due Parent under the Secured Note, provided, however, that Seller can avoid any such offset, at Seller’s election, by making payment to Parent in cash of the full amount owed to Parent within five (5) days after receiving written notice from Parent that Parent intends to make such offset (the “Offset Notice”). Notwithstanding the foregoing, prior to Parent making an offset against amounts due from Seller under the Secured Note, Parent shall first deliver an Offset Notice to Seller at least fifteen (15) days prior to the effective date of any offset, which notice shall state the effective date of such offset and provide a summary of the reasons why such offset is being made. During the ten (10) day period commencing on the date the Offset Notice is delivered to Seller (the “Objection Period”), Seller shall be given the reasonable opportunity by Parent if appropriate under the facts and circumstances, to make a reasonable attempt to cure the situation giving rise to the offset claim and to state, in a writing delivered to Parent prior to the end of the Objection Period, the reasons why Seller objects to such offset (the “Offset Objection Notice”). Parent, in its reasonable discretion, may also agree to have its representatives meet with Seller’s representatives, during the Objection Period, to further discuss Seller’s reasons set forth in the Offset Objection Notice. At the end of Objection Period, Parent, in its sole discretion, may: (1) either accept or partially accept such reasons, and modify or reverse its decision to cause an offset to be made, or (2) reject such reasons and proceed with making the offset as of the effective date set forth in the Offset Notice but in any event will give Seller a response, provided, however, that in the event Parent makes an offset to which Seller has timely objected by delivery of an Offset Objection Notice to Parent within the Objection Period, any such offset may be disputed by Seller in an action commenced under Section 9.11 hereof, with such offset confirmed, modified or reversed in accordance with the dispute resolution procedures set forth in Section 9.11 hereof.

Section 7.09 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise agreed in writing by the parties.

Section 7.10 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.11 Exclusive Remedies. Following the Closing, the provisions of this Article VII shall be the parties’ exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for claims arising from intentional fraud, criminal activity or willful misconduct by the other party and claims for specific performance or other equitable remedies.

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by Buyer by written notice to Seller if:

(i)	Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by August 31, 2021 (the “Drop Dead Date”); or

(ii)	any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Seller by written notice to Buyer if:

(i)	Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)	any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Buyer or Seller in the event that:

(i)	there shall be any law or order that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii)	any governmental authority shall have issued an injunction, restraining order or any other order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability of any party hereto except:

(a)	as set forth in this Article VIII, Section 5.06 and Article IX; and

(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller: True Harvest, LLC

10768 E Acoma Dr.

Scottsdale, AZ 85255

Attention: Dieter Gable and Michael Macchiaroli

Email: dgable@tbconsulting.com; cpwatson6@gmail.com; m.macc76@gmail.com

With a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

350 South Grand Ave.

Suite 3100

Los Angeles, CA 90071

Attention: Joshua A. Schneiderman;

Christopher H. Bayley

E-mail: jschneiderman@swlaw.com; cbayley@swlaw.com

If to Buyer: Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attention: William F. Harley III

E-mail: mickey@greenrosecorp.com

With a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari

Email: gmolinari@tarterkrinsky.com

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 9.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

Section 9.11 Dispute Resolution. Any dispute, claim, or controversy arising out of or relating to this Agreement, or the performance, breach, validity, interpretation, application, or termination thereof (“Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) shall be settled by mediation and consultations between the parties initiated upon the written notice (the “Mediation Notice”) of any party. In the event of failure of such mediation and consultations to settle such Dispute in a manner acceptable to all parties within thirty (30) days following the Mediation Notice, then any such Dispute shall be finally resolved by arbitration initiated upon the written notice of any party. The arbitration shall be conducted in accordance with this Agreement and the then current American Arbitration Association Commercial Arbitration Rules (the “AAA Rules”) applying the Expedited Procedures of such AAA Rules, and judgment on the award may be entered in any court having jurisdiction thereof.

Section 9.12 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Cannabis. The parties recognize that cannabis manufacturing and distribution, and cannabis businesses, are illegal under federal law, but are permitted under Arizona law if in compliance with Arizona statutes and regulations. The parties agree not to raise any defense or make any argument against, the enforceability or performance of this Agreement based on the illegality of cannabis under federal law, or the law of any other state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

TRUE HARVEST, LLC

By:	/s/ Michael Macchiaroli
Name:	Michael Macchiaroli
Title:	Manager

PARENT

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

BUYER

TRUE HARVEST HOLDINGS, INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A

(Secured Note)

SECURED PROMISSORY NOTE

$25,000,000 ______________, 2021

1. FUNDAMENTAL PROVISIONS.

The following terms will be used as defined terms in this Secured Promissory Note (as it may be amended, modified, extended and renewed from time to time, the “Note”) and certain of the other Loan Documents (as hereinafter defined):

“Borrower” shall mean True Harvest Holdings, Inc., a Delaware corporation.

“Default Interest Rate” shall mean 10.00% per annum above the Interest Rate.

“Guaranteed Obligations” shall mean as defined in the Purchase Agreement.

“Guaranty” shall mean Parent’s guaranty of the Guaranteed Obligations pursuant to Section 1.08 of the Purchase Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (d) any obligation of such Person as lessee under a capitalized lease, (e) any indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, (f) all guaranties of such Person, and (g) all other items that are liabilities on a balance sheet of such Person prepared in accordance with GAAP. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Interest Rate” shall mean a fixed rate of interest at all times equal to 8.00% per annum.

“Lender” shall mean True Harvest, LLC, an Arizona limited liability company.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Loan” shall mean the seller carryback loan from Lender to Borrower in the Loan Amount and evidenced by this Note.

“Loan Amount” shall mean $25,000,000, subject to reduction for Parent’s right to offset pursuant to Section 7.08 of the Purchase Agreement.

“Loan Documents” shall mean, collectively, this Note, the Security Agreement, any and all UCC financing statements perfecting Lender’s security interests in any collateral for the Loan, and any other documents evidencing the Loan or securing the repayment of the Note.

“Maturity Date” shall mean the date that is three (3) years from the date of issuance of this Note.

“Parent” shall mean Greenrose Acquisition Corp., a Delaware corporation.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement dated March 12, 2021, by and between Lender, as seller, Parent, and Borrower, as buyer.

“Secured Obligations” shall mean, collectively, all of the liabilities and obligations of Borrower and Parent under the Purchase Agreement and the Loan Documents, including, without limitation, all of the obligations of Borrower to pay the Purchase Price (as defined in the Purchase Agreement) and all of the Guaranteed Obligations.

“Security Agreement” shall mean that certain Security Agreement dated ____________, 2021, by Borrower and Parent for the benefit of Lender.

2. PROMISE TO PAY. For value received, Borrower promises to pay, in accordance with Paragraph 3(b) below, to the order of Lender at such place as the holder hereof may from time to time designate in writing, the Loan Amount, together with accrued interest from the date of disbursement on the unpaid principal balance at the Interest Rate. Lender and Borrower that this Note is the “Secured Note” under the Purchase Agreement.

3. INTEREST; PAYMENTS.

(a) Absent an Event of Default hereunder or under any of the Loan Documents, each advance made hereunder shall bear interest at the Interest Rate in effect from time to time.

(b) Commencing on _______________, 2021, and continuing on the corresponding day of each calendar quarter thereafter, Borrower shall make consecutive quarterly payments of all accrued, unpaid interest. On the Maturity Date, Borrower shall make a final “balloon” payment of all unpaid principal, accrued unpaid interest, and any other amounts due hereunder due and payable.

4. PREPAYMENT. Borrower may prepay the Loan, in whole or in part, at any time without penalty or premium. If Borrower prepays the Loan in full, Borrower shall simultaneously with such prepayment pay all accrued unpaid interest on the principal amount prepaid.

5. LAWFUL MONEY. Principal and interest are payable in lawful money of the United States of America.

6. APPLICATION OF PAYMENTS/DEFAULT INTEREST.

(a) Absent the occurrence of an Event of Default hereunder or under any of the other Loan Documents, any payments received by the holder hereof pursuant to the terms hereof shall be applied first to the payment of all interest accrued to the date of such payment, next to principal, and the balance, if any, to the payment of sums, other than principal and interest, due Lender pursuant to the Loan Documents. Any payments received by the holder hereof after the occurrence of an Event of Default hereunder or under any of the Loan Documents, shall be applied to the amounts specified in this Paragraph 6(a) in such order as the holder hereof may, in its reasonable discretion, elect.

(b) If any payment of interest and/or principal is not received by the holder hereof when such payment is due, then in addition to the remedies conferred upon the holder hereof pursuant to Paragraph 9 hereof and the other Loan Documents, the amount due and unpaid (including, without limitation, the late charge, if any) shall bear interest at the Default Interest Rate, computed from the date on which the amount was due and payable until paid, regardless of any notice and cure periods.

7. SECURITY. This Note is secured by the Security Agreement and the Pledge Agreement, each of which creates a lien on the property described therein.

8. EVENT OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note and the other Loan Documents:

(a) Failure by Borrower or Parent to pay any monetary amount when due under any Loan Document.

(b) Failure by Borrower or Parent to pay any monetary amount (i) within ten (10) days of when due and payable, if such amount is due with respect to an employee contract or other arrangement for the payment of employees of Borrower or Parent, (ii) within ten (10) days of when due and payable, if such amount is due with respect to a regular monthly, quarterly or annual payment of rent, and (iii) within thirty (30) days of when due and payable, with respect utility payments.

(c) Failure by Borrower or Parent to comply with any term or condition applicable to Borrower or Parent under any Loan Document and the expiration of thirty (30) days after written notice of such failure by Lender to Borrower.

(d) Any representation or warranty by Borrower or Parent in any Loan Document is materially false, incorrect, or misleading as of the date made.

(e) Any final, non-appealable adverse decision, report or material penalty resulting from an inspection of Borrower’s operations or facility by any governmental authority.

(f) Borrower or Parent (i) is unable or admits in writing its inability to pay its respective monetary obligations as they become due, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for itself or its property or any part thereof, or in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for it or its property or any part thereof, and such appointment is not discharged within sixty (60) days.

(g) Commencement of any case under the Bankruptcy Code, Title 11 of the United States Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against Borrower or Parent and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed with prejudice within sixty (60) days of the filing thereof.

(h) Commencement of any action or proceeding which seeks as one of its remedies the dissolution of Borrower or Parent.

(i) One or more final, non-appealable judgments from a court or before any governmental commission, board or authority which result in adverse determination against the Borrower in excess of Two Million ($2,000,000) in the aggregate.

(j) The failure to timely pay rent, utilities or employee wages.

(k) All or any material part of the property of Borrower or Parent is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within thirty (30) days of the date thereof.

(l) The occurrence of any default under any other Loan Document, including, without limitation, any default in any agreement, obligation or instrument between Borrower or Parent and any affiliate of Lender, which continues beyond any applicable notice and cure period.

9. REMEDIES. Upon the occurrence of an Event of Default, then at the option of Lender, the entire balance of principal together with all accrued interest thereon, and all other amounts payable by Borrower under the Loan Documents shall, without demand or notice, immediately become due and payable. Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), all amounts due and payable by Borrower under the Loan Documents shall bear interest at the Default Interest Rate, subject to the limitations contained in Paragraph 14 hereof. No delay or omission on the part of the holder hereof in exercising any right under this Note or under any of the other Loan Documents hereof shall operate as a waiver of such right.

10. WAIVER. Borrower, endorsers, guarantors, and sureties of this Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agree that, without in any way affecting the liability of Borrower, endorsers, guarantors, or sureties, the holder hereof may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify the Loan Documents, accept additional security, release any Person liable, and release any security or guaranty. Borrower, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

11. CHANGE, DISCHARGE, TERMINATION, OR WAIVER. No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the holder hereof to exercise and no delay by the holder hereof in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12. ATTORNEYS’ FEES. If this Note is not paid when due or if any Event of Default occurs, Borrower promises to pay all reasonable and documented costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)).

13. SEVERABILITY. If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

14. INTEREST RATE LIMITATION. Borrower hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Loan, including, any other fees to be paid by Borrower pursuant to the provisions of the Loan Documents. Lender and Borrower agree that none of the terms and provisions contained herein or in any of the Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable under the Loan Documents or returned to Borrower.

15. NUMBER AND GENDER. In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

16. HEADINGS. Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not part of this Note.

17. INTEGRATION. The Loan Documents contain the complete understanding and agreement of the holder hereof and Borrower and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

18. BINDING EFFECT. The Loan Documents will be binding upon, and inure to the benefit of, the holder hereof, Borrower, and their respective successors and assigns. Borrower may not delegate its obligations under the Loan Documents.

19. SURVIVAL. The representations, warranties, and covenants of the Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan.

20. GOVERNING LAW; JURISDICTION.

(a) THIS NOTE HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

(b) Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any affiliate of the Lender in any way relating to this Note or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona , and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

21. JURY WAIVER. BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER RELATED DOCUMENT OR LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

22. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Loan Documents as to which time is a factor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

True Harvest Holdings, Inc., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

(Security Agreement)

SECURITY AGREEMENT

This SECURITY AGREEMENT (“Agreement”), dated as of _______________, 2021, is between True Harvest Holdings, Inc., a Delaware corporation (“Debtor”), and Greenrose Acquisition Corp., a Delaware corporation (“Parent”), and True Harvest, LLC, an Arizona limited liability company (together with its successors and assigns, the “Secured Party”).

WHEREAS, Debtor has executed that certain Secured Promissory Note dated as of even date herewith (as it may be amended, modified, extended, restated, in whole or in part, and renewed from time to time, the “Closing Note”) payable to the order of Secured Party, as lender, pursuant to which the Secured Party has made a loan (the “Closing Loan”) to Debtor in the original principal amount of $25,000,000 and Debtor may issue a Secured Promissory Note (as it may be amended, modified, extended, restated, in whole or in part, and renewed from time to time, the “Earnout Note,” and together with the Closing Note, the “Notes”) payable to the order of Secured Party, evidencing Debtor’s obligation to pay the Earnout Payment (as defined in that certain Asset Purchase Agreement dated as of the date hereof by and among Debtor, Parent and Secured Party, the “Asset Purchase Agreement,” capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Asset Purchase Agreement) in the original principal amount of up to $35,000,000 (the “Earnout Loan,” and together with the Closing Loan, the “Loans”).

WHEREAS, it is a condition precedent to Secured Party, as seller, entering into the Purchase Agreement, and to Secured Party’s making the Loans to the Debtor under the Notes that the Debtor execute and deliver to the Secured Party a security agreement in substantially the form hereof; and

WHEREAS, the Debtor wishes to grant a security interest in favor of the Secured Party as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Notes. The term “State,” as used herein, means the State of Arizona.

3. Grant of Security Interest. The Debtor hereby grants to the Secured Party, to secure the payment and performance in full of all of the Secured Obligations, a security interest in the Collateral, as described on Exhibit A attached hereto and made a part hereof.

4. Authorization to File Financing Statements. The Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State, or such other jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Debtor agrees to furnish any such information to the Secured Party promptly upon the Secured Party’s request. The Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

5. Other Actions. To further the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party’s security interest in the Collateral, and without limitation on the Debtor’s other obligations in this Agreement, the Debtor agrees, in each case at the Debtor’s expense, to take the following actions with respect to the following Collateral:

5.1 Other Actions as to Any and All Collateral. Each of the Parent and the Debtor further agrees, at the request and option of the Secured Party, to take any and all other actions the Secured Party may determine to be necessary for the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Parent or the Debtor’s signature thereon is required therefor, (b) causing the Secured Party’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Secured Party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party, and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Secured Party to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

6. Perishable Items. The Debtor agrees and acknowledges that to the extent Debtor is deemed to have a right in any portion of the Collateral that contains perishable commodities, and that, in the Event of Default, if such Collateral is found to have perished then the Secure Party will be entitled to monetary damages and claims against the Debtor with respect to such Collateral.

7. Representations and Warranties of Debtor. The Debtor represents and warrants to the Secured Party as follows: (a) Debtor’s exact legal name is that indicated on Schedule 1 hereto and on the signature page hereof, (b) Debtor is an organization of the type set forth in Schedule 1 hereto, (c) Schedule 1 hereto accurately sets forth the Debtor’s chief executive office, as well as the Debtor’s mailing address, if different, and (d) all other information set forth on Schedule 1 hereto pertaining to the Debtor is accurate and complete.

8. Covenants Concerning Debtor’s Legal Status. The Debtor covenants with the Secured Party as follows: (a) without providing at least thirty (30) days prior written notice to the Secured Party, the Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address, and (b) the Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

9. Representations and Warranties Concerning Collateral, etc. Each of the Parent and the Debtor further represents and warrants to the Secured Party as follows: (a) the Debtor is the owner of the Collateral, free from any right or claim or any person or any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement or any security interest existing on the Collateral prior to Debtor’s purchase of such Collateral pursuant to the Purchase Agreement, (b) [intentionally omitted], (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) the Debtor holds no commercial tort claim, and (e) the Debtor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (f) all other information provided by Debtor pertaining to the Collateral is accurate and complete.

10. Covenants Concerning Collateral, etc. Each of the Parent and the Debtor further covenants with the Secured Party as follows: (a) except for the security interest herein granted, the Debtor shall be the owner of the Collateral free from any right or claim of any other person, lien, security interest or other encumbrance, and the Parent and the Debtor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Secured Party, (b) neither the Parent nor the Debtor shall pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any security interest, lien or encumbrance in the Collateral in favor of any person, other than the Secured Party, (c) the Parent and the Debtor will keep the Collateral in good order and repair (ordinary wear and tear excepted) and will not use the same in violation of law or any policy of insurance thereon, (d) the Parent and the Debtor will permit the Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located, (e) the Parent and the Debtor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, (f) the Parent and the Debtor will continue to operate the Debtor’s business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (g) neither the Parent nor the Debtor will sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales of inventory in the ordinary course of business, and (ii) sales or other dispositions of obsolescent items of equipment consistent with past practices.

11. Remedies upon an Event of Default. Prior to selling or otherwise disposing of the Collateral to any third-party person or entity, the Secured Party shall give the Parent and the Debtor at least sixty (60) days after the occurrence of an Event of Default to pay off all of the Secured Obligations, including any penalties and interest thereon. In the event that the Parent and Debtor fully pay off such Secured Obligations (including penalties and interest thereon) within such sixty (60) day period, then the Secured Party shall promptly return the Collateral to the Debtor and shall take such actions as are reasonably necessary to release any liens on the Collateral. In the event that the Debtor or Parent do not make any such payment within such sixty (60) day period, then the Secured Party shall be permitted to take any actions it deems reasonably necessary with respect to the Collateral. For the avoidance of doubt, this Section 10 does not limit the right of the Secured Party to exercise its rights set forth in this Agreement, including, but not limited to, the right to appoint a receiver with respect to the Collateral, the right to take possession of the Collateral pursuant to Section 15 and the right to exercise its foreclosure rights pursuant to the UCC.

12. Collateral Protection Expenses; Preservation of Collateral.

12.1 Expenses Incurred by Secured Party. In the Secured Party’s discretion, if the Debtor or Parent fails to do so, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums. Each of the Parent and the Debtor agrees to reimburse the Secured Party on demand for reasonable expenditures so made. The Secured Party shall have no obligation to the Parent or the Debtor to make any such expenditures, nor shall the making thereof be construed as the waiver or cure of any Event of Default.

12.2 Secured Party’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Debtor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account.

13. Securities and Deposits. The Secured Party may, at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Secured Obligations. Whether or not any Secured Obligations are due, the Secured Party may, following and during the continuance of an Event of Default, demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Secured Obligations, any deposits or other sums at any time credited by or due from the Secured Party to the Debtor may at any time be applied to or set off against any of the Secured Obligations.

14. Notification to Account Debtors and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, the Debtor shall, at the request and option of the Secured Party, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Secured Party or to any financial institution designated by the Secured Party as the Secured Party’s agent therefor, and the Secured Party may itself, if an Event of Default shall have occurred and be continuing, upon notice to the Debtor, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Parent and the Debtor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Parent or the Debtor as trustee for the Secured Party without commingling the same with other funds of the Parent and the Debtor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. The Secured Party shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Secured Party to the Secured Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

15. Power of Attorney.

15.1 Appointment and Powers of Secured Party. Each of the Debtor and Parent hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Debtor or Parent or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Debtor or Parent, without notice to or assent by the Debtor or Parent, to do the following:

(a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Debtor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Agreement, all at least as fully and effectively as the Debtor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Debtor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral;

(b) to the extent that the Debtor’s authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Debtor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate and to execute in the Debtor’s name such financing statements and amendments thereto and continuation statements which may require the Debtor’s signature; and

(c) upon the occurrence and during the continuance of an Event of Default, generally to exercise any self-help remedies with respect to any of the Collateral, and to take any and all such actions as the Secured Party deems necessary or useful to protect and preserve the Collateral and the Secured Party’s security interest therein, including, but not limited to, having the right to immediately access the Debtor’s premises in order to secure and preserve the Collateral.

15.2 Ratification by Debtor. To the extent permitted by law, each of the Debtor and Parent hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

15.3 No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act, except for the Secured Party’s own gross negligence or willful misconduct.

16. Rights and Remedies.

16.1 If an Event of Default shall have occurred and be continuing, the Secured Party, without any other notice to or demand upon the Debtor have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Parent or the Debtor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Secured Party may in its discretion require the Parent and the Debtor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Debtor’s principal office(s) or at such other locations as the Secured Party may reasonably designate. In addition, each of the Debtor and Parent waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Party’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

16.2 If an Event of Default shall have occurred and be continuing, and in addition to any other rights and remedies, as a matter of right and without notice to Debtor or anyone claiming under Debtor, and without regard to the then value of the Collateral or the interest of Debtor therein, or the solvency of Debtor, Secured Party may seek the appointment of a receiver for Debtor and/or the Collateral. Each of the Parent and the Debtor waives any right to a hearing or notice of hearing prior to the appointment of a receiver and irrevocably consents to such appointment. Such receiver shall have all of the usual powers and duties of receivers in like or similar cases and all of the powers and duties of Secured Party in case of entry as provided above and shall continue as such and exercise all such powers until the later of the date of confirmation of sale of the Collateral or the date of expiration of any redemption period, unless such receivership is sooner terminated. All expenses incurred by the receiver or its agents, including obligations to repay funds borrowed by the receiver, shall constitute a part of the Secured Obligations. Any revenues collected by the receiver shall be applied first to the expenses of the receivership, including reasonable attorneys’ fees incurred by the receiver and Secured Party, together with interest thereon at the Default Interest Rate from the date incurred until paid, and the balance shall be applied toward the Secured Obligations or in such other manner as the court may direct.

17. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, each of the Parent and the Debtor acknowledges and agrees that it is not commercially unreasonable for the Secured Party (a) to fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (f) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (g) to dispose of assets in wholesale rather than retail markets, (h) to disclaim disposition warranties, (i) to purchase insurance or credit enhancements to insure the Secured Party against risks of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (j) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral. Each of the Parent and the Debtor acknowledges that the purpose of this Section 16 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would fulfill the Secured Party’s duties under the Uniform Commercial Code or other law of the State or any other relevant jurisdiction in the Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 16. Without limitation upon the foregoing, nothing contained in this Section 16 shall be construed to grant any rights to the Parent or the Debtor or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 16.

18. No Waiver by Secured Party, etc. The Secured Party shall not be deemed to have waived any of its rights or remedies in respect of the Secured Obligations or the Collateral unless such waiver shall be in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Secured Party with respect to the Secured Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Party deems expedient.

19. Suretyship Waivers by Debtor. Each of the Parent and the Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, each of the Parent and the Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 11.2. Each of the Parent and the Debtor further waives any and all other suretyship defenses.

20. Marshaling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each of the Parent and the Debtor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each of the Parent and the Debtor hereby irrevocably waives the benefits of all such laws.

21. Proceeds of Dispositions; Expenses. The Parent and Debtor shall pay to the Secured Party on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party’s rights and remedies under or in respect of any of the Secured Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Secured Obligations in such order or preference as the Secured Party may determine proper allowance and provision being made for any Secured Obligations not then due. Upon the final payment and satisfaction in full of all of the Secured Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Parent and the Debtor. In the absence of final payment and satisfaction in full of all of the Secured Obligations, the Parent and the Debtor shall remain liable for any deficiency.

22. Overdue Amounts. Until paid, all amounts due and payable by the Debtor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the default rate of interest provided in the Notes.

23. Reporting.

23.1 Subject to the Secured Party having entered into a confidentiality agreement in the form attached hereto as Exhibit B (such agreement, a “Confidentiality Agreement”), Parent and Debtor shall provide Secured Party with such financial statements and reports as Secured Party may reasonably request from time to time that Parent prepares in its ordinary course of business and that relate to Debtor and/or the Collateral.

23.2 Promptly but in any event no later than five (5) days after the end of each month, Debtor shall submit to Secured Party an email confirmation that all rent, utilities and employee wages have been paid for the preceding month.

23.3 No later than five (5) days after discovery, Debtor shall submit to Secured Party a written notice of all actions, suits or proceedings filed or threatened against or affecting Debtor in any court or before any governmental commission, board, or authority which, if adversely determined (i) may result in a judgment, adverse determination, or other detriment against Debtor in excess of Two Hundred Fifty Thousand Dollars ($250,000).

23.4 Immediately after discovery, Debtor shall submit to Secured Party a written notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

23.5 Promptly but in any event no later than five (5) days after receipt of notice of a material violation by any governmental authority.

23.6 Promptly but in any event no later than forty-eight (48) hours after receipt of a failed inspection, deficiency report or other citation from the Arizona Department of Health and Safety or any other governmental authority.

24. Books and Records; Inspections.

24.1 Books and Records; Inspection. Parent and Debtor shall keep complete and accurate books and records with respect to the Collateral and Debtor’s business and financial condition and any other matters that the Secured Party may request, in accordance with GAAP. Upon reasonable notice of no less than forty-eight (48) hours, and subject to the Secured Party having entered into a Confidentiality Agreement, Parent and Debtor shall at any reasonable time and from time to time permit the Secured Party or any representative of the Secured Party to audit, examine and make copies of any of Parent or Debtor’s books and records, and visit and inspect the Collateral and other assets of Debtor, and to discuss the business, affairs, finances, insurance, accounts and Collateral of Parent and Debtor with any of Parent or Debtor’s shareholders, officers, directors employees and other agents and with Debtor’s independent accountants. The parties agree that upon (i) the occurrence and continuation of an Event of Default or (ii) the failure by the Debtor to abide by its reporting obligations in Section 22, but, in each case, subject to the parties having entered into a Confidentiality Agreement, Secured Party, or any representative of the Secured Party, shall not be required to provide prior notice to take the actions set forth in this Section 23.1.

24.2 Authorization to Debtor’s Agents to Make Disclosures to the Secured Party. Each of the Parent and the Debtor authorizes all accountants and other Persons acting as its agent to disclose and deliver to the Secured Party’s employees, accountants, attorneys and other Persons acting as its agent, at the Parent and Debtor’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Debtor and the Collateral.

24.3 Collateral Exams and Inspections. Each of the Parent and the Debtor shall permit the Secured Party or its designee(s), from time to time in the Secured Party’s sole discretion and expense, to conduct an audit and examination of the Collateral or any other property of the Debtor.

25. CHOICE OF LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA. THE COURTS OF ARIZONA, FEDERAL OR STATE, SHALL HAVE EXCLUSIVE JURISDICTION OF ALL LEGAL ACTIONS ARISING OUT OF THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, THE UNDERSIGNED SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF ARIZONA.

26. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Debtor and its respective successors and assigns, and shall inure to the benefit of the Secured Party and its successors and assigns.

27. Severability. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Debtor acknowledges receipt of a copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound, the parties caused this Agreement to be duly executed as of the date first above written.

DEBTOR

True Harvest Holdings, Inc.. a Delaware corporation

By:
Name:
Title:

SECURED PARTY

True Harvest, LLC, an Arizona limited liability company

By:
Name:	Michael Macchiaroli
Title:	Manager

EXHIBIT A

Collateral Description

The “Collateral” consists of all of the following described property, whether now owned or hereafter acquired and wherever located, together with all replacements and substitutions therefor and all cash and non-cash proceeds (including insurance proceeds and any title and Uniform Commercial Code insurance proceeds) and products thereof, and, in the case of tangible property, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith, excluding, however, any and all “consumer goods,” as defined in the Uniform Commercial Code of Arizona: All of Debtor’s right, title, and interest in:

(a) all types of property included within the term “equipment” as defined by the Uniform Commercial Code of Arizona (except titled motor vehicles), including machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment;

(b) all inventory, including all goods held for sale, raw materials, work in process and materials or supplies used or consumed in Debtor’s business;

(c) all farm products;

(d) all documents; general intangibles (including payment intangibles); accounts; contract rights; chattel paper and instruments (including promissory notes); money; securities; investment properties; deposit accounts; supporting obligations; letters of credit and letter of credit rights; commercial tort claims; and records, software and information contained in computer media (such as databases, source and object codes and information therein), together with any equipment and software to create, utilize, maintain or process any such records or data on electronic media;

(e) any and all plans and specifications, designs, drawings and other matters prepared for any construction on any real property owned by or leased to Debtor or regarding any improvements and any and all construction contracts, design agreements, engineering agreements and other agreements related to the construction of any such improvements;

(f) trade names, trademarks, servicemarks, logos and goodwill; and

(g) to the extent constituting collateral with respect to which a security interest may be created pursuant to Article 9 of the UCC, amounts paid as rents, fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in hotels, motels, or other lodging properties.

Schedule 1

Debtor Information

The exact legal name of the Debtor as that name appears on its certificate of formation: True Harvest Holdings, Inc.

The following is the location of the chief executive and a mailing address for the Debtor: ___________________________

The following is the type of organization of the Debtor: Corporation

The following is the jurisdiction of the Debtor’s organization: Delaware

EXHIBIT C

(Bill of Sale)

BILL OF SALE

THIS BILL OF SALE is made and entered into as of ____, 2021 by True Harvest, LLC, an Arizona limited liability company (“Seller”), in favor of True Harvest Holdings, Inc., a Delaware corporation (“Buyer”).

In consideration of a total purchase price of $50,000,000, the receipt and sufficiency of which hereby are acknowledged, Seller sells, assigns, transfers, conveys and delivers to Buyer, all of Seller’s right, title, and interest in and to the assets set forth in Exhibit A attached hereto and made a part hereof (collectively, the “Assets”).

Seller shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Bill of Sale, including, without limitation, all instruments of transfer as may be necessary or desirable to transfer title to all of the Seller’s rights in and to the Assets and to consummate the transactions contemplated by this Bill of Sale; provided such delivery shall be at no additional cost or expense to Seller. When reasonably requested by Buyer, Seller agrees to cooperate with Buyer in connection with any disputes or litigation involving ownership or use of the Assets that may arise after the date hereof.

This Bill of Sale shall also constitute an assignment of Seller’s entire right, title, and interest in any Assets for which an assignment is necessary or appropriate to transfer such right, title, and interest.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to any conflicts of law provisions.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first written above.

SELLER:
TRUE HARVEST, LLC

By:
Name:
Title:

EXHIBIT A

ASSETS

EXHIBIT D

(Assignment and Assumption)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is entered into as of [_______], 2021, by and between True Harvest Holdings, Inc. Greenrose Acquisition, a Delaware corporation (“Buyer”), and True Harvest, LLC, an Arizona LLC (“Seller”). Capitalized terms used herein but not otherwise defined have the respective meanings given to such terms in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 12, 2021, by and between Buyer and Seller.

RECITALS

WHEREAS, Buyer and Seller entered into the Purchase Agreement;

WHEREAS, Pursuant to the terms and subject to the conditions of the Purchase Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, the Purchased Assets, other than the Excluded Assets, and assume the Assumed Liabilities;

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Purchase Agreement by, among other things, the execution and delivery of this Assignment and Assumption Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Pursuant to the Purchase Agreement and in accordance with the terms thereof, as of the date hereof, Buyer hereby assumes and becomes responsible for, and hereafter shall pay, perform and discharge as and when due, the Assumed Liabilities. Buyer is not assuming any other liability or obligation of Seller (including the Excluded Liabilities), all of which shall be retained by Seller and remain the sole responsibility of Seller.

2. Each party hereto shall, at the reasonable request of the other, execute and deliver, or cause to be executed and delivered, such additional instruments and take such further actions as may be reasonably necessary to carry out the transactions contemplated by this Assignment and Assumption Agreement.

3. This Assignment and Assumption Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

4. This Assignment and Assumption Agreement is being executed solely to give effect to the transactions contemplated by the Purchase Agreement. Nothing in this Assignment and Assumption Agreement, express or implied, is intended to, or shall be construed to, modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Assignment and Assumption Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5. This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment and Assumption Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment and Assumption Agreement.

6. If any term or provision of this Assignment and Assumption Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Assignment and Assumption Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7. This Assignment and Assumption Agreement may not be amended, modified, supplemented or waived, except in writing signed by both Buyer and Seller.

8. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer has caused its duly authorized representative to execute this Assignment and Assumption Agreement effective as of the day and year first above written.

TRUE HARVEST HOLDINGS, INC.

By:
Name:
Title:

TRUE HARVEST, LLC

By:
Name:
Title:

EXHIBIT E

(Intellectual Property Assignments)

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT is made and entered into effective as of ___, 2021 (the “Effective Date”).

WHEREAS, True Harvest, LLC an Arizona limited liability company, having an address 4301 West Buckeye Rd, Phoenix, AZ 85043 (“Assignor”), is the owner of all right, title, and interest in and to the following registered trademarks:

Mark	Registration No.	Registration Date

“the True Harvest Marks”; and

WHEREAS, TRUE HARVEST HOLDINGS, INC., a Delaware corporation, having an address at 111 Broadway, Amityville, New York 11701 (“Assignee”), is desirous of acquiring the True Harvest Marks and all the goodwill associated therewith;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns and transfers to Assignee, all of Assignor’s right, title and interest in and to the True Harvest Marks, together with the goodwill of the business symbolized thereby and/or associated therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be executed by its duly authorized officer as of the Effective Date first written above.

TRUE HARVEST, LLC

By:
Name:
Title:

EXHIBIT F

(Non-Competition Agreement)

OMITTED

EXHIBIT G

(Lease Assignment and Assumption Agreement)

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

This LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Lease Assignment and Assumption Agreement”) is made by and between True Harvest, LLC, an Arizona limited liability company (“Assignor”), and True Harvest Holdings, Inc., a Delaware limited liability company (“Assignee”). The effective date of this Lease Assignment and Assumption Agreement is ________________, 2021 (the “Effective Date”). The assignment and assumption of the Industrial Lease dated July 25, 2017 (the “Lease”) by and between MSCP, L.L.C., an Arizona limited liability company, as landlord (“Landlord”), and Assignor, as tenant, for certain premises known as 4301 W. Buckeye Road, Phoenix, Arizona 85043 (also known as Building A with a designated address of 4315 W. Buckeye Road), as more specifically described in the Lease, as contemplated by this Lease Assignment and Assumption Agreement shall occur on the Effective Date. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Lease.

WHEREAS, (i) Assignor has agreed to assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Lease, and Assignee has agreed to acquire, accept and take assignment and delivery of such Lease; and (ii) Assignor desires that Assignee assume, and Assignee has agreed to assume from Assignor, the Lease effective as of the Effective Date, and in each case to the extent that the Lease is transferrable.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants herein, and intending to be legally bound hereby the parties hereto agree as follows:

1. Assignment of Assets. For value received, the sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby acquires, accepts and takes assignment and delivery from Assignor of all of Assignor’s rights, title and interest in and to the Lease.

2. Assumption of Assumed Liabilities. Assignee hereby agrees to assume and perform all of the obligations, liabilities, covenants, duties and agreements of Assignor arising under the Lease from and after the Effective Date.

3. Representations of Assignor. Assignor represents that:

(a) Assignor has not received notice from Landlord that Assignor is in breach or default under the Lease;

(b) To Assignor’s knowledge, neither Assignor nor Landlord is in breach of the Lease;

(c) Assignor has paid all amounts due under the Lease through the Effective Date; and

(d) To Assignor’s knowledge, the consent of Landlord is not required for the assignment of the Lease by Assignor to Assignee.

4. Further Actions. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Lease Assignment and Assumption Agreement and to consummate and make effective the transactions contemplated hereby.

5. Successors and Assigns. This Lease Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Amendments. No amendment or modification to any terms of this Lease Assignment and Assumption Agreement, waiver of the obligations or liabilities of Assignor or Assignee hereunder, or termination of this Lease Assignment and Assumption Agreement, shall be valid unless in writing and signed by Assignor and Assignee.

7. Governing Law. This Lease Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the Arizona applicable to Contracts executed in and to be performed in that state (without giving effect to its conflict of laws principles).

8. Counterparts. This Lease Assignment and Assumption Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Lease Assignment and Assumption Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

True Harvest, LLC,
an Arizona limited liability company

By:
Name:
Title:

ASSIGNEE:

True Harvest Holdings, Inc.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT H

(Earnout Note)

SECURED PROMISSORY NOTE

[$35,000,000] ______________, 202__

1. FUNDAMENTAL PROVISIONS.

The following terms will be used as defined terms in this Secured Promissory Note (as it may be amended, modified, extended and renewed from time to time, the “Note”) and certain of the other Loan Documents (as hereinafter defined):

“Borrower” shall mean True Harvest Holdings, Inc., a Delaware corporation.

“Default Interest Rate” shall mean 10.00% per annum above the Interest Rate.

“Guaranteed Obligations” shall mean as defined in the Purchase Agreement.

“Guaranty” shall mean Parent’s guaranty of the Guaranteed Obligations pursuant to Section 1.08 of the Purchase Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (d) any obligation of such Person as lessee under a capitalized lease, (e) any indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, (f) all guaranties of such Person, and (g) all other items that are liabilities on a balance sheet of such Person prepared in accordance with GAAP. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Interest Rate” shall mean a fixed rate of interest at all times equal to 8.00% per annum.

“Lender” shall mean True Harvest, LLC, an Arizona limited liability company.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Loan” shall mean the Earnout Payment evidenced by this Note.

“Loan Amount” shall mean [$35,000,000].

“Loan Documents” shall mean, collectively, this Note, the Security Agreement, any and all UCC financing statements perfecting Lender’s security interests in any collateral for the Loan, and any other documents evidencing the Loan or securing the repayment of the Note.

“Maturity Date” shall mean the date that is twenty-four (24) months after issuance of this Note.

“Parent” shall mean Greenrose Acquisition Corp., a Delaware corporation.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement dated March 12, 2021, by and between Lender, as seller, Parent, and Borrower, as buyer.

“Secured Obligations” shall mean, collectively, all of the liabilities and obligations of Borrower and Parent under the Purchase Agreement and the Loan Documents, including, without limitation, all of the obligations of Borrower to pay the Earnout Payment (as defined in the Purchase Agreement) and all of the Guaranteed Obligations.

“Security Agreement” shall mean that certain Security Agreement dated ____________, 2021, by Borrower and Parent for the benefit of Lender.

2. PROMISE TO PAY. For value received, Borrower promises to pay, in accordance with Paragraph 3(b) below, to the order of Lender at such place as the holder hereof may from time to time designate in writing, the Loan Amount, together with accrued interest from the date of disbursement on the unpaid principal balance at the Interest Rate. Lender and Borrower that this Note is the “Secured Note” under the Purchase Agreement.

3. INTEREST; PAYMENTS.

(a) Absent an Event of Default hereunder or under any of the Loan Documents, the Loan Amount shall bear interest at the Interest Rate in effect from time to time.

(b) Commencing on the one (1) month anniversary of the issuance of this Note and continuing on the corresponding day of each month thereafter through the Maturity Date, Borrower shall make consecutive monthly payments of principal and accrued, unpaid interest based upon a twenty-four (24) month amortization schedule.

4. PREPAYMENT. Borrower may prepay the Loan, in whole or in part, at any time without penalty or premium. If Borrower prepays the Loan in full, Borrower shall simultaneously with such prepayment pay all accrued unpaid interest on the principal amount prepaid.

5. LAWFUL MONEY. Principal and interest are payable in lawful money of the United States of America.

6. APPLICATION OF PAYMENTS/DEFAULT INTEREST.

(a) Absent the occurrence of an Event of Default hereunder or under any of the other Loan Documents, any payments received by the holder hereof pursuant to the terms hereof shall be applied first to the payment of all interest accrued to the date of such payment, next to principal, and the balance, if any, to the payment of sums, other than principal and interest, due Lender pursuant to the Loan Documents. Any payments received by the holder hereof after the occurrence of an Event of Default hereunder or under any of the Loan Documents, shall be applied to the amounts specified in this Paragraph 6(a) in such order as the holder hereof may, in its reasonable discretion, elect.

(b) If any payment of interest and/or principal is not received by the holder hereof when such payment is due, then in addition to the remedies conferred upon the holder hereof pursuant to Paragraph 9 hereof and the other Loan Documents, the amount due and unpaid (including, without limitation, the late charge, if any) shall bear interest at the Default Interest Rate, computed from the date on which the amount was due and payable until paid, regardless of any notice and cure periods.

7. SECURITY. This Note is secured by the Security Agreement, which creates a lien on the property described therein.

8. EVENT OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note and the other Loan Documents:

(a) Failure by Borrower or Parent to pay any monetary amount when due under any Loan Document.

(b) Failure by Borrower or Parent to pay any monetary amount (i) within ten (10) days of when due and payable, if such amount is due with respect to an employee contract or other arrangement for the payment of employees of Borrower or Parent, (ii) within ten (10) days of when due and payable, if such amount is due with respect to a regular monthly, quarterly or annual payment of rent, and (iii) within thirty (30) days of when due and payable, with respect utility payments.

(c) Failure by Borrower or Parent to comply with any term or condition applicable to Borrower or Parent under any Loan Document and the expiration of thirty (30) days after written notice of such failure by Lender to Borrower.

(d) Any representation or warranty by Borrower or Parent in any Loan Document is materially false, incorrect, or misleading as of the date made.

(e) Any final, non-appealable adverse decision, report or material penalty resulting from an inspection of Borrower’s operations or facility by any governmental authority.

(f) Borrower or Parent (i) is unable or admits in writing its inability to pay its respective monetary obligations as they become due, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for itself or its property or any part thereof, or in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for it or its property or any part thereof, and such appointment is not discharged within sixty (60) days.

(g) Commencement of any case under the Bankruptcy Code, Title 11 of the United States Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against Borrower or Parent and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed with prejudice within sixty (60) days of the filing thereof.

(h) Commencement of any action or proceeding which seeks as one of its remedies the dissolution of Borrower or Parent.

(i) One or more final, non-appealable judgments from a court or before any governmental commission, board or authority which result in adverse determination against the Borrower in excess of Two Million ($2,000,000) in the aggregate.

(j) The failure to timely pay rent, utilities or employee wages.

(k) All or any material part of the property of Borrower or Parent is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within thirty (30) days of the date thereof.

(l) The occurrence of any default under any other Loan Document, including, without limitation, any default in any agreement, obligation or instrument between Borrower or Parent and any affiliate of Lender, which continues beyond any applicable notice and cure period.

9. REMEDIES. Upon the occurrence of an Event of Default, then at the option of Lender, the entire balance of principal together with all accrued interest thereon, and all other amounts payable by Borrower under the Loan Documents shall, without demand or notice, immediately become due and payable. Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), all amounts due and payable by Borrower under the Loan Documents shall bear interest at the Default Interest Rate, subject to the limitations contained in Paragraph 14 hereof. No delay or omission on the part of the holder hereof in exercising any right under this Note or under any of the other Loan Documents hereof shall operate as a waiver of such right.

10. WAIVER. Borrower, endorsers, guarantors, and sureties of this Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agree that, without in any way affecting the liability of Borrower, endorsers, guarantors, or sureties, the holder hereof may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify the Loan Documents, accept additional security, release any Person liable, and release any security or guaranty. Borrower, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

11. CHANGE, DISCHARGE, TERMINATION, OR WAIVER. No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the holder hereof to exercise and no delay by the holder hereof in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12. ATTORNEYS’ FEES. If this Note is not paid when due or if any Event of Default occurs, Borrower promises to pay all reasonable and documented costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)).

13. SEVERABILITY. If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

14. INTEREST RATE LIMITATION. Borrower hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Loan, including, any other fees to be paid by Borrower pursuant to the provisions of the Loan Documents. Lender and Borrower agree that none of the terms and provisions contained herein or in any of the Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable under the Loan Documents or returned to Borrower.

15. NUMBER AND GENDER. In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

16. HEADINGS. Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not part of this Note.

17. INTEGRATION. The Loan Documents contain the complete understanding and agreement of the holder hereof and Borrower and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

18. BINDING EFFECT. The Loan Documents will be binding upon, and inure to the benefit of, the holder hereof, Borrower, and their respective successors and assigns. Borrower may not delegate its obligations under the Loan Documents.

19. SURVIVAL. The representations, warranties, and covenants of the Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan.

20. GOVERNING LAW; JURISDICTION.

(a) THIS NOTE HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

(b) Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any affiliate of the Lender in any way relating to this Note or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona , and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

21. JURY WAIVER. BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER RELATED DOCUMENT OR LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

22. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Loan Documents as to which time is a factor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

True Harvest Holdings, Inc., a Delaware corporation

By:
Name:
Title: